CBE
                         CREDIT BUREAU ENTERPRISES, INC.

                                                                    EXHIBIT 17.1

Thoma R. Penaluna
President and C.E.O.

                                January 20, 1997

Mr. Jeremy Feakins
President and C.E.O.
Medical Technology & Innovations, Inc.
3125 Nolt Road
Lancaster, PA 17601

Dear Jeremy:

I am sending this letter to inform you that I must submit my resignation from the MTI Board of Directors effective immediately.

My business and its demands are making it impossible for me to do any justice to MTI as a board member.

I remain very positive and stand ready to assist when I can.

Sincerely,


/s/ Thomas R. Penaluna
----------------------
Thoma R. Penaluna


TRP/smy

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